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                                                                    EXHIBIT 12.1

                                  POPULAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

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                                                  For the quarter ended               Year Ended December 31,
                                                  ---------------------  --------------------------------------------------
                                                   March 31   March 31
                                                     2004       2004         2003         2002        2001         2000
                                                  ----------  ---------  -----------  -----------  -----------  -----------
Income before income taxes                        $  149,390  $ 128,230  $   597,410  $   463,606  $   408,404  $   375,458

Fixed charges :

       Interest expense                              188,028    204,176      749,550      863,553    1,039,105    1,167,396
       Estimated interest component
         of net rental payments                        4,618      4,075       17,379       15,123       14,176       13,110

       Total fixed charges including
         interest on deposits                        192,646    208,251      766,929      878,676    1,053,281    1,180,506

       Less: Interest on deposits                     78,115     94,037      342,891      432,415      517,881      529,373

       Total fixed charges excluding
         interest on deposits                        114,531    114,214      424,038      446,261      535,400      651,133

Income before income taxes and
  fixed charges (including interest on deposits)  $  342,036  $ 336,481  $ 1,364,339  $ 1,342,283  $ 1,461,685  $ 1,555,965

Income before income taxes and
  fixed charges (excluding interest on deposits)  $  263,921  $ 242,444  $ 1,021,448  $   909,868  $   943,804  $ 1,026,592

Preferred stock dividends                              2,978        949        9,919        2,510        8,350        8,350

Ratio of earnings to fixed charges

       Including Interest on Deposits                    1.8        1.6          1.8          1.5          1.4          1.3

       Excluding Interest on Deposits                    2.3        2.1          2.4          2.0          1.8          1.6

Ratio of earnings to fixed charges & Preferred
  Stock Dividends

       Including Interest on Deposits                    1.7        1.6          1.8          1.5          1.4          1.3

       Excluding Interest on Deposits                    2.2        2.1          2.3          2.0          1.7          1.5
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